SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 10, 2010

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33962	94-1622541
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 10, 2010, the Board of Directors, upon recommendation of the Compensation and H.R. Committee (the “Committee”) approved an amended and restated Change of Control Severance Plan (the “Plan”).  The Plan provides certain benefits in the event of a change in control of Coherent for certain employees, including each of its named executive officers. Benefits are provided under this plan if there is a tender offer or merger resulting in Coherent being acquired by another company or entity and within two years thereafter the executive’s employment is subsequently terminated without cause or voluntarily terminates following a constructive termination. The Committee and our Board of Directors believe that the prospect of such a change in control would likely result in our executive officers facing personal uncertainties and distractions as to how a change in control might affect them. The Committee and the Board of Directors believe that including our named executive officers in the Plan allows them to focus solely on the best interests of stockholders in the event of a possible, threatened or pending change of control, and encourages them to remain with Coherent despite the possibility that a change of control might affect them adversely. The Plan therefore serves as an important retention tool to ensure that personal uncertainties do not dilute the complete focus of key employees on promoting stockholder value. Among the amendments made to the Plan were: (i) the elimination of the gross-up payment to be made to the Chief Executive Officer to make the Chief Executive Officer whole for any excise taxes resulting from the application of Section 280G of the Internal Revenue Code; and (ii) the provision of a monthly payment of $2,750 for participants in lieu of receiving company-subsidized COBRA benefits, life insurance premiums and/or any other welfare benefits under the Plan (36 months for the Chief Executive Officer and 24 months for the other named executive officers).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.
Date: December 16, 2010
By: /s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and General Counsel